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                                  EXHIBIT 11.1

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                    (in thousands, except per share amounts)




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
                                                       Three Months Ended            Six Months Ended
                                                         September 30,                 September 30,
                                                     ---------------------         ---------------------
                                                      1996           1995           1996          1995
                                                     ---------------------         ------        -------
Weighted average common shares outstanding           11,710          7,926         11,706          7,926
Dilutive effect of stock options                      1,041          1,302          1,088          1,290
Mandatorily redeemable common stock issued
    to Adobe Ventures, L.P. on July 21, 1995             --            204             --            204
Mandatorily redeemable convertible preferred
    stock                                                --          1,057             --          1,057
Dilutive effect of warrants                             171            178            197            116
Number of shares used to compute net income
    per share                                        12,922         10,667         12,991         10,593
                                                    =======        =======        =======        =======

Net income                                          $   758        $   225        $   309        $   804
                                                    =======        =======        =======        =======

Net income per share                                $  0.06        $  0.02        $  0.02        $  0.08
                                                    =======        =======        =======        =======
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